Exhibit 99.1

Corporate Headquarters: 16005 Los Gatos Blvd, Los Gatos, CA 95032

Investor Relations Contact:	Company Contact:
Jody Burfening/Amy Gibbons	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(212) 838-3777	(888) 253-3628
agibbons@lhai.com	bcinnamon@akeena.com

Akeena Solar Announces Fourth Quarter and Year-End 2008 Results

LOS GATOS, CA, February 26, 2009 – Akeena Solar, Inc. (NASDAQ: AKNS), a leading designer and installer of solar power systems, today announced results for the fourth quarter and year ended December 31, 2008.

“Fourth quarter revenue grew to $10.9 million, led by strong residential installation revenue which increased 23% over last year to $8.4 million, driven in part by an immediate reaction to the passage of the solar ITC midway through the quarter. However, commercial installations slowed to $2.4 million under the weight of extremely tight credit conditions compounded by the timing of the ITC," said Barry Cinnamon, president and chief executive officer of Akeena Solar. “By quarter’s end, the economic slowdown, lack of available credit, and falling home values were weighing heavily on our customers.”

Cinnamon continued, “Operationally, we achieved several important objectives during 2008. We began selling Andalay solar panels in January of 2008, and by the end of the year Andalay panels were in the #4 residential market share position in California, behind only SunPower, Sharp and Kyocera. We reduced the incremental costs of Andalay technology from $0.85/watt at the beginning of 2008 to $0.45/watt by the end of the year, improving our margin potential for Andalay systems. And we demonstrated that residential customers value Andalay’s aesthetics, reliability and performance, giving us confidence that we will be able to sustain our approximately 5% price premium.

“Taking the next step in our strategy to reduce total non-module installation costs by leveraging our Andalay installation technology, we recently announced the mid-2009 release of Andalay AC solar panels. We expect the benefits of Andalay AC panels to not only keep Akeena at the forefront of the solar industry, but also to open up a direct-to-dealer distribution component to our business model, potentially diversifying our revenue and extending our geographic reach in a more scalable way. In developing our distribution strategy, we re-assessed our installation office footprint and decided to close our East coast operations, a decision that will reduce headcount and operating costs.

“As we continue to install Andalay DC systems early in 2009 and transition to Andalay AC systems in the latter half of the year, we expect to reduce direct and indirect labor costs substantially. We also expect to benefit from the lower incremental costs of Andalay technology and lower panel prices in 2009, having taken a $2.6 million inventory revaluation charge in the fourth quarter to reflect the sharp decline in world-wide panel prices,” Cinnamon concluded. “In addition, since the fourth quarter we have removed approximately $2 million in quarterly cash operating expenses through a combination of headcount reductions, a 10% salary reduction and other cost savings, and expect to realize the full savings from these actions by the second quarter. The combination of improved gross margins, a more streamlined cost structure, tight expense control and continued premium pricing should allow us to achieve cash flow breakeven at a $15 million quarterly revenue level.”

Fourth Quarter Financial Results
Net sales for the fourth quarter of 2008 were $10.9 million, an increase of 5.2%, compared to $10.3 million in net sales in the fourth quarter of 2007, and an increase of 2.5% from the third quarter sales of $10.6 million. Growth in the fourth quarter over the same quarter last year and the prior quarter reflects unit volume gains driven by Andalay. Commercial installations in the fourth quarter of 2008 were $2.4 million compared to $3.6 million in the fourth quarter last year, and $3.1 million in the third quarter of 2008. Residential installations in the fourth quarter of 2008 were $8.4 million compared to $6.8 million in both the fourth quarter last year and the third quarter of 2008.

Gross profit for the fourth quarter 2008 was $1.2 million, or 10.7% of sales, compared to $1.9 million, or 18.2% of sales, in the fourth quarter of 2007 and $1.3 million, or 12.7% of sales in the third quarter of 2008. On a year-over-year basis and sequentially, the decline in gross margin was due to increased panel cost related to a higher mix of Andalay installations, along with higher subcontractor labor costs associated with commercial projects.

Total operating expenses for the fourth quarter of 2008 were $10.2 million compared to $6.5 million for the same period last year, and $6.8 million in the third quarter of 2008. Included in fourth quarter 2008 operating expenses was a $2.6 million non-cash charge for inventory revaluation of solar panels, reflecting primarily the sharp decline in world-wide panel prices since the end of the third quarter compared to the company’s original cost. Also included in operating expenses was a $1.0 million increase in reserve for past due accounts and $200,000 reserve for future lease payments related to two offices we no longer occupy in California. Stock-based compensation expense was $578,000 in the fourth quarter of 2008 compared to $1.3 million for the same period last year. Cash operating expenses (adjusted for stock-based compensation expense, the $2.6 million inventory revaluation, the $1.0 million increase in reserve for past due accounts, the $200,000 reserve for future lease payments, and depreciation and amortization expense) were $5.6 million in the fourth quarter of 2008 compared to $5.0 million for the same period last year and $5.6 million in the third quarter of 2008.

Net loss for the fourth quarter of 2008 was $9.2 million, or $0.32 per share, compared to a net loss of $4.5 million, or $0.18 per share, in the fourth quarter of 2007, and a net loss of $5.5 million or $0.19 per share in the third quarter of 2008. Common and equivalent shares outstanding during the fourth quarter of 2008 were 28.4 million.

Installations for the quarter amounted to approximately 1,410 kilowatts compared to approximately 1,296 kilowatts in the same quarter last year and approximately 1,290 kilowatts in the third quarter of 2008. Backlog as of December 31, 2008 was $9.8 million.

Full Year 2008 Financial Results
For the year ended December 31, 2008, the company reported net sales of $40.8 million, an increase of 26.5% over net sales of $32.2 million for 2007. Gross profit was $6.0 million, or 14.6% of sales, compared to gross profit of $6.8 million, or 21.2% of sales in 2007. The 12.8% decrease in the gross profit margin reflects higher costs associated with relatively low initial year production quantities of Andalay in 2008.

Operating expenses were $30.3 million compared to $17.9 million in 2007. Stock-based compensation was $3.3 million in 2008 compared to $2.3 million in 2007. Cash operating expenses (adjusted for stock-based compensation expense, the $2.6 million inventory revaluation, the $1.0 million increase in reserve for past due accounts, the $200,000 in future lease payments and depreciation and amortization expense) were $22.5 million in 2008 compared to $15.1 million in 2007. Net loss for 2008 was $24.3 million, or $0.87 per share, compared to a net loss of $11.0 million, or $0.52 per share in 2007. Common and equivalent shares outstanding at December 31, 2008 were 28.1 million, compared to 21.1 million at December 31, 2007.

Cash and cash equivalents at December 31, 2008 were $148,230 and restricted cash balances were $17.5 million.

The number of employees at year end declined to 185 from 205 at the end of the third quarter of 2008 and from 239 at year end 2007.

Outlook
For 2009, our management expects a seasonally slow first quarter, with growth throughout the year as residential business picks up, facilitated by the newly uncapped ITC and new residential financing programs. As a result of continued tight credit markets and the economic slowdown, we do not expect commercial sales to pick up significantly until the benefits of the Stimulus Package take effect toward the latter half of the year. As a result, our management projects revenue growth in the 10-20% range for 2009, with most of the growth occurring in the back half of the year. This forecast includes a modest ramp up in the second half for distribution of Andalay.

As a result of the steps taken to lower the company’s expense structure and breakeven revenue level, management anticipates achieving EBITDA breakeven, excluding non-cash stock-based compensation expense, in the second half of 2009.

Conference Call Information
Akeena Solar will host an earnings conference call at 11:00 a.m. PST (2:00 p.m. EST) today to discuss its fourth quarter 2008 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.com. If you do not have Internet access, please dial 877-225-1676 in the U.S. International callers should dial 706-643-9669. The conference ID is 84317040. A replay of the call will be available via telephone for one week, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, 706-645-9291. The conference ID is the same as above. In addition, the webcast will be archived on the company’s website for 90 days at www.akeena.com.

About Akeena Solar, Inc. (NASDAQ: AKNS)
Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States. The company's integrated solar panel system, Andalay, is the only solar panel system with integrated racking, wiring and grounding. Andalay panels offer unprecedented reliability, performance and aesthetics. For more information, visit Akeena Solar's website: http://www.akeena.com

AKNS-E

Safe Harbor
Statements made in this release that are not historical in nature, including those related to revenue and profitability and product offerings in future periods, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “projects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified, and our actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, and the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

AKEENA SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Net sales	$10,855,599	$10,320,150	$40,761,302	$32,211,761
Cost of sales	9,694,819	8,445,880	34,796,546	25,372,691
Gross profit	1,160,780	1,874,270	5,964,756	6,839,070
Operating expenses
Sales and marketing	2,060,910	2,102,767	8,618,139	5,978,799
Inventory revaluation	2,646,292	-	2,646,292	-
General and administrative	5,487,372	4,352,059	19,052,489	11,941,700
Total operating expenses	10,194,574	6,454,826	30,316,920	17,920,499
Loss from operations	(9,033,794)	(4,580,556)	(24,352,164)	(11,081,429)
Other income (expense)
Interest income (expense), net	(143,386)	114,665	4,786	34,650
Total other income (expense)	(143,386)	114,665	4,786	34,650
Loss before provision for income taxes	(9,177,180)	(4,465,891)	(24,347,378)	(11,046,779)
Provision for income taxes	-	-	-	-
Net loss	$(9,177,180)	$(4,465,891)	$(24,347,378)	$(11,046,779)

Loss per common and common equivalent share:
Basic	$(0.32)	$(0.18)	$(0.87)	$(0.52)
Diluted	$(0.32)	$(0.18)	$(0.87)	$(0.52)

Weighted average shares used in computing loss
per common and common equivalent share:
Basic	28,376,624	25,465,409	28,124,047	21,117,399
Diluted	28,376,624	25,465,409	28,124,047	21,117,399

AKEENA SOLAR, INC.
Consolidated Balance Sheet
(Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$148,230	$22,313,717
Restricted cash	17,500,000	-
Accounts receivable, net	7,660,039	9,465,055
Other receivables	331,057	278,636
Inventory, net	10,495,572	8,848,467
Prepaid expenses and other current assets, net	3,704,375	3,055,787
Total current assets	39,839,273	43,961,662
Property and equipment, net	1,806,269	1,796,567
Customer list, net	-	84,698
Goodwill	298,500	318,500
Other assets	194,346	162,880
Total assets	$42,138,388	$46,324,307
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,922,480	$6,716,475
Customer rebate payable	271,121	346,097
Accrued liabilities	2,410,332	1,431,880
Accrued warranty	1,056,655	647,706
Deferred purchase price payable	-	20,000
Deferred revenue	1,057,941	1,442,834
Credit facility	18,746,439	-
Current portion of capital lease obligations	23,292	24,130
Current portion of long-term debt	219,876	191,845
Total current liabilities	25,708,136	10,820,967

Capital lease obligations, less current portion	20,617	46,669
Long-term debt, less current portion	535,302	644,595
Total liabilities	26,264,055	11,512,231

Commitments, contingencies and subsequent events

Stockholders' equity:
Common stock $0.001 par value; 50,000,000 shares authorized; 28,460,837 and
27,410,684 shares issued and outstanding at December 31, 2008 and December 31, 2007	28,460	27,411
Additional paid-in capital	52,821,104	47,412,518
Accumulated deficit	(36,975,231)	(12,627,853)
Total stockholders' equity	15,874,333	34,812,076
Total liabilities and stockholders' equity	$42,138,388	$46,324,307